[                  ] REASSURANCE COMPANY
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                                         Automatic Reinsurance Agreement
                                         effective April 5,1999


                                         between

                                         THE TRAVELERS INSURANCE COMPANY AND
                                         TRAVELERS LIFE AND ANNUITY COMPANY
                                         HARTFORD, CONNECTICUT
                                         (hereinafter called the Ceding Company)

                                         and

                                         [                ] REASSURANCE COMPANY
                                         [             ]
                                         (hereinafter called [          ])


                                         Treaty ID:  [      ]

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                        T A B L E   O F   C O N T E N T S



Article I             Basis of Reinsurance                                     1
Article II            Mode of Notification and Cession                         2
Article III           Liability of [        ]                                  2
Article IV            Plan of Reinsurance                                      2
Article V             Reinsurance Premiums                                     3
Article VI            Tax Procedures                                           3
Article VII           Claims                                                   4
Article VIII          Policy Changes                                           6
Article IX            Accounting                                               7
Article X             Expenses of Original Policy                              8
Article XI            Errors and Omissions                                     8
Article XII           Retention Limit Changes (Recapture)                      8
Article XIII          Inspection of Records                                    9
Article XIV           Insolvency                                               9
Article XV            Arbitration                                             10
Article XVI           Parties to Agreement; Entire Agreement                  11
Article XVII          Duration of Agreement; Termination                      12
Article XVIII         Effective Date; Execution                               13


Exhibits              [           ]

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ARTICLE I                BASIS OF REINSURANCE

                    1. On and after the effective date of April 5, 1999, the Ceding Company will automatically cede to [ ] its share of the risk as defined in Exhibit II. [ ] will automatically accept such share within the limits shown in Exhibit II, provided the Ceding Company keeps its regular retention share and applies its normal underwriting standards. The Ceding Company's regular retention share limits are shown in Exhibit III. Normal underwriting standards are explained in paragraph 7 of this article.

                    2. If the Ceding Company is already on the risk for its regular retention under previously issued policies, [ ] will automatically accept reinsurance up to the limits shown in Exhibit II, provided the Ceding Company has applied the same underwriting rules it would have applied if the new policy had fallen completely within its regular retention.

                    3. If the Ceding Company retains less than its regular retention on a risk, [ ] will automatically accept an amount not exceeding the amount retained by the Ceding Company on the current application.

                         Facultative Submissions

                    4. The Ceding Company may submit any risk that is eligible for automatic reinsurance to [ ] for its underwriting opinion. If such risk is acceptable, it will be reinsured automatically under this agreement.

                    5.   In addition,  the Ceding  Company may apply to [      ]
                         for facultative reinsurance of any individual life risk.

                    6. The Ceding Company will make such facultative submissions by sending [ ] copies of all papers relating to the insurability of the risk, together with a Reinsurance Submission Form (Exhibit I). [ ] will examine the papers and notify the Ceding Company of its underwriting action promptly. Any offer made by [ ] will expire as indicated in the offer unless the Ceding Company withdraws its application earlier. If no expiration date is shown in the offer, the offer will expire after 120 days from the date of the offer. The Ceding Company must notify [ ] of its acceptance of an offer before the expiration of the offer and during the lifetime of the insured.

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                         Underwriting Standards

                    7. The Ceding Company and [ ] have agreed to determine underwriting risk classifications according to Exhibit IX Underwriting Guidelines. The Ceding Company should discuss any proposed changes in underwriting standards, requirements, or other criteria
                         with [     ] before implementation.

ARTICLE II               MODE OF NOTIFICATION AND CESSION

                    1. There will be no individual cessions for risks reinsured hereunder. Instead, each month the Ceding Company will supply [ ] with three lists containing the information shown in Exhibit VI, "List of Risks Reinsured," Exhibit VII, "List of Amendments," and Exhibit VIII, "In-Force Summary." The Ceding
                         Company  will submit all monthly  lists to [       ] no
                         later than the tenth day of the following month. In addition, the Ceding Company will submit quarterly reserve reports. These are described in Article IX, "Accounting."

                    2. If the Ceding Company chooses to report its reinsurance transactions via electronic media, it will consult with [ ] to determine the appropriate format. The Ceding Company will notify [ ] before making any changes in the data format or code structure of any such reports.

ARTICLE III              LIABILITY OF [       ]

                         For automatic reinsurances, [ ]'s liability will begin at the same time as the Ceding Company's liability. For facultative submissions, [ ]'s liability will begin at the same time as the Ceding Company's liability if all the requirements of Articles I and II have been met.

ARTICLE IV               PLAN OF REINSURANCE

                         Life reinsurance will be ceded on the risk premium basis for the net amount at risk under the policy. The Net Amount at Risk Reinsured will be rounded to the nearest dollar. It will be calculated monthly for interest sensitive and universal life policies, and annually for all other policies.

                         Interest Sensitive and Universal Life

                         The Net Amount at Risk Reinsured will equal the Proportion of the Policy Reinsured multiplied by the Total Death Benefit (inclusive of Term Rider amounts) divided by the Death Benefit Interest Factor (currently defined in the Policy Form as [ ]; this value may be changed by the Ceding Company, who will then notify
                         [      ])  minus the cash value  included  in


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                         the death  benefit.  Any  increase  or  decrease in the
                         death  benefit  will be shared  proportionately  by the
                         Ceding  Company and [      ]  until the Ceding  Company
                         has reached its retention limit.  Additional  increases
                         will be assumed by [      ]  subject to the  provisions
                         for  increased  amounts  specified  in Article VIII and
                         Exhibit II.

ARTICLE V                REINSURANCE PREMIUMS

                    1.   The reinsurance premium rates for life insurance are in
                         Exhibit IV.

                    2. The annual rates in Exhibits IV and V will be divided by twelve to determine monthly rates. Such monthly rates will be rounded to four decimal places. The Ceding Company will pay the reinsurance premiums on a monthly basis at the beginning of each calendar month following the date of issue. No premium will be due for the calendar month of issue, nor will there be any adjustment for unearned premiums for any month in which any reinsurance is reduced or terminated. Any scheduled change in reinsurance premiums effective on a policy anniversary will be deemed effective on the first day of the calendar month following such anniversary.

                    3. [ ] cannot guarantee the life reinsurance premium rates for more than one year; however, [ ] expects to continue accepting premiums on these rates indefinitely. [ ] can only increase rates to the Ceding Company if it decides to do so on an entire class of business and has given the Ceding Company ninety (90) days notice in writing. At that point, the Ceding Company would have the right to recapture any business affected by such changes.

ARTICLE VI               TAX PROCEDURES

                    1. When [ ] does not have to pay state premium taxes on the reinsurance premiums it receives from the Ceding Company, it will reimburse the Ceding Company for its share of any such taxes the Ceding Company has to pay.
                         The reimbursement percentage will be [      ].

                    2. Both companies hereby enter into an election under Treasury Regulations Section 1.848-2(g)(8) whereby:

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                         a.   For each  taxable year under this  agreement,  the
                              party with net positive consideration, as defined in Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this reinsurance agreement without regard to
                              the  general  deductions   limitation  of  Section
                              848(c)(1).

                         b. Both companies agree to exchange information about the amount of net consideration for all reinsurance agreements in force between them to ensure consistency for purposes of computing specified policy acquisition expenses.

                         c. This election will be effective as of the beginning of the taxable year that includes the effective date of this agreement. This election will remain in effect for all future taxable years for which this agreement remains in effect.

ARTICLE VII              CLAIMS

                    1. If the Ceding Company pays a claim in full, [ ] will pay the Ceding Company the full Net Amount at Risk Reinsured for the policy year of death. For monthly decreasing term plans, [ ]'s share will be the total death benefit under the policy for the month of death multiplied by the proportion the initial amount reinsured with [ ] bears to the total amount of insurance under the original policy. If the Ceding Company pays less than the full amount of a claim, [ ] and the Ceding Company will share proportionately in the reduction.

                    2. If any special expenses are involved in the settlement of a claim, [ ] and the Ceding Company will share the expenses proportionately. Such special expenses include, but are not limited to, court and arbitration costs, special investigations, etc. The following will not be considered special expenses:

                         a.   Salaries of the Ceding  Company's  and  [      ]'s
                              employees

                         b. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable

                         c. Expenses, fees, settlements, or judgements arising out of or in connection with claims made against the Ceding Company for extra-contractual damages, such as punitive damages, bad faith damages, or compensatory damages that may arise from acts or omissions of the

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                              Ceding   Company  in  its  conduct  with  its  own
                              insured, policy owner, beneficiary or assignee of the policy, or others; provided, however, that
                              [        ] will pay its proportionate  part of any
                              such expenses, fees, settlements, and judgements solely to the extent that such expenses, fees, settlements, and judgements result directly from
                              acts  or  omissions  of  [         ],  or  acts or
                              omissions of the Ceding Company to which [       ]
                              affirmatively  consented  in  writing or that were
                              directed,  ratified,  or agreed to by [       ] in
                              writing

                    3.   Both  companies  will  share   proportionately  in  any
                         increase or reduction resulting from an insured's misstatement of age or sex.

                    4. In every case of loss, any proofs acceptable to the Ceding Company will be sufficient for [ ]. However, the Ceding Company must furnish [ ] with copies of the proofs.

                         Contestable Claims

                    5. The Ceding Company will immediately notify [ ] if it intends to contest, compromise or litigate a claim involving reinsurance. If [ ] prefers not to participate in the contest, it will notify the Ceding Company of its decision within fifteen days of its receipt of all documents requested, and [ ] will immediately pay the Ceding Company the full amount of reinsurance due. Once [ ] has paid its reinsurance liability, [ ] will not be liable for legal and/or investigative expenses and will have no further liability for expenses associated with the contest, compromise or litigation.

                         When [ ] agrees to participate in a contest, compromise or litigation involving reinsurance, the Ceding Company will give [ ] prompt notice of the beginning of any legal proceedings involving the contested policy. The Ceding Company will promptly furnish [ ] with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy.

                         [ ] will share in the payment of legal or investigative expenses relating to a contested claim in the same proportion as its liability bears to the Ceding Company's liability. [ ] will not reimburse expenses associated with non-reinsured policies.


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                         If  the  Ceding  Company's   compromise  or  litigation
                         results  in  a  reduction  in  the   liability  of  the
                         contested policy,  [      ] will share in the reduction
                         in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

ARTICLE VIII             POLICY CHANGES

                    1. The Ceding Company will include any changes in the List of Amendments described in Exhibit VII.

                    2. If the face amount or death benefit is increased according to procedures in the policy, the Net Amount at Risk Reinsured and the Proportion of the Policy
                         Reinsured will be recalculated. Such increases are subject to the submission of satisfactory evidence of insurability and will therefore be treated as new issues, subject to the provisions of Article I and the limitations shown in Exhibit II. Reinsurance premiums for such increased amounts will be calculated as for other new issues.

                    3. If any portion of the total insurance retained by the Ceding Company on any life is reduced or terminated, the amount of reinsurance carried by the Ceding Company on that life will be reduced by a like amount. The reinsurance on the policy or policies reduced or terminated will be the first to be reduced. If further reduction in reinsurance is required, the cessions to be reduced or terminated will be determined by the order in which they were reinsured. The first to be reinsured would be the first to be reduced or terminated, and so on. If the reinsurance is shared by two or more reinsurers, the reduction will be prorated among all the reinsurers.

                    4. If a policy reinsured automatically lapses and is reinstated in accordance with the Ceding Company's standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. The Ceding Company will notify [ ] of the reinstatement on its periodic statement of account. The Ceding Company will send [ ] copies of its reinstatement papers only upon request.

                         [      ]  will not need to approve  reinstatement  of a
                         policy reinsured under this Agreement on a facultative basis when:

                         a) the Ceding Company has kept its full retention on the policy; and

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                         b)   the  reinsured  amount falls within the  Automatic
                              Acceptance Limits shown in Exhibit A.

                              Otherwise, the Ceding Company will need [ ]'s prior review and approval for reinstatement of any facultative reinsurance. The Ceding Company will send [ ] prompt written notice of its intention to reinstate the policy along with copies of the reinstatement papers required by its standard rules and procedures. The reinsurance will be reinstated at the same time as the policy,
                              subject  to  [       ]'s  written approval of  the
                              reinstatement.

                         The Ceding Company will notify [ ] of all reinstatements on its periodic statement of account, and will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account, including a proportionate share of interest collected. Thereafter, reinsurance payments will be in accordance with Article V.

ARTICLE IX               ACCOUNTING

                    1. Within thirty days of each calendar month, the Ceding Company will send [ ] the List of Risks Reinsured, the List of Amendments, and the In-Force Summary, including all the information required by Exhibits VI, VII, and VIII.

                    2. If the Ceding Company owes [ ], it will remit the amount owed with the statement. [ ] will remit any amount it owes the Ceding Company within twenty working days after receiving the statement.

                    3. Within thirty days of each calendar quarter the Ceding Company will submit to [ ] a listing of the reserves for all in-force risks reinsured under this agreement as of the end of the preceding quarter. This list will include the following:

                         a.   Life insurance amount reinsured

                         b.   Life insurance reserve reinsured

                         c.   Substandard reserve reinsured

                         d.   WPD--active   life  reserve  (if   disability   is
                              reinsured)

                         e.   ADB reserve and amount (if ADB is reinsured)

                         f.   Reserve basis for:

                              (i)  Life insurance

                              (ii) WPD and ADB

                    4. Claim payments will be settled individually when they are due.

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                    5.   Any debts or credits in favor of or against  the Ceding
                         Company or [      ] under this agreement,  or any other
                         agreement  heretofore or hereafter entered into between
                         the Ceding  Company and  [      ],  may be set off with
                         only the balance being paid.

ARTICLE X                EXPENSES OF ORIGINAL POLICY

                         The   Ceding   Company   will   pay  for  all   medical
                         examinations,   inspection   fees,  and  other  charges
                         incurred in issuing policies.

ARTICLE XI               ERRORS AND OMISSIONS

                    1. Errors and omissions on any statement or reinsurance record will not affect [ ]'s liability for any reinsurance under this agreement. Any error affecting reinsurance premiums will be rectified as soon as possible after discovery.

                    2. If the failure of either party to comply with any provision of this agreement is unintentional or the result of a misunderstanding or oversight, both parties will be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

                    3. This article will not apply to any facultative submission until the Ceding Company has notified [ ] of its acceptance of [ ]'s offer in accordance with Article I.

ARTICLE XII              RETENTION LIMIT CHANGES (RECAPTURE)

                    1. The reinsurance under this agreement will remain in force without reduction as long as the original policy remains in force without reduction, except as provided below.

                    2. If the Ceding Company increases its regular retention limits, it may choose to recapture. Such recapture will increase the total amount the Ceding Company carries on each case up to its then maximum retention. If the Ceding Company chooses to recapture, it must send
                         [      ] a written request.

                    3. Recaptures will take effect on the later of the following dates:

                         a.   The first policy anniversary date after the Ceding
                              Company  notifies  [      ] of its retention limit
                              increase

                         b. When the policy has been in force for twenty (20) years

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                         If any reinsurance on any policy reinsured hereunder is
                         recaptured,   all  other  eligible   policies  must  be
                         similarly  recaptured,   subject  to  the  restrictions
                         herein.

                    4. If the reinsurance to be reduced is shared by two or more reinsurers, the reduction will be prorated among all the reinsurers.

                    5. Reductions or cancellations that were overlooked will be made when discovered. [ ]'s acceptance of reinsurance premiums after the effective dates of any overlooked reductions or cancellations will not constitute or determine a liability of [ ]. [ ] will be liable only for a refund of the premium so received.

                    6. No recapture will be made if the Ceding Company retained less than its regular retention limit at issue or if the Ceding Company retained no part of the risk.

ARTICLE XIII             INSPECTION OF RECORDS

                         Both [ ] and the Ceding Company will have the right to inspect all books, records, and documents relating to the reinsurance under this agreement. Both parties will have the right to make such inspections at any reasonable time at the office of the other party.

ARTICLE XIV              INSOLVENCY

                    1. If the Ceding Company becomes insolvent, [ ] will pay all reinsurance directly to the liquidator, receiver or statutory successor without reduction because of the insolvency. The liquidator, receiver, or statutory successor will give [ ] written notice of any pending claims on policies reinsured hereunder. Such notice will be given within a reasonable time after a claim is filed in the insolvency proceeding.

                    2. While any such claim is pending, [ ] may investigate the claim and interpose in the name of the Ceding Company (its liquidator, receiver, or statutory successor) at its own expense in the proceeding where such claim is to be adjudicated. Any expense thus incurred by [ ] will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreements as though the Ceding Company had incurred such expense.

                    3.   [      ] will notify the Ceding Company in the event of
                         its

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                         insolvency  and  the  appointment  of  receivers,   and
                         [      ]  will be  considered  in  default  under  this
                         Agreement.  [      ]'s  liability for business in force
                         and ceded under this Agreement prior to the date of its insolvency will neither decrease nor terminate but will continue, subject to the Ceding Company's payment of
                         premiums as shown in Exhibit IV.  Amounts due  [      ]
                         will be paid directly to its liquidator, receiver or statutory successor without diminution because of its insolvency.

                         In the event of [ ]'s insolvency, the Ceding Company will have the right to recapture all reinsurance in force under this Agreement upon giving [ ] or its receiver prior written notice and subject to the payment of a mutually agreed upon recapture fee.

ARTICLE XV               ARBITRATION

                    1. The Ceding Company and [ ] specifically agree that, even if this reinsurance agreement has been terminated for new business, any dispute or difference of opinion arising out of or concerning the validity of this agreement will be submitted to and settled by a Panel of Arbitration.

                    2. Either party may initiate arbitration by notifying the other party.

                    3. The Panel of Arbitration will consist of three members unless the parties agree in writing to appoint and abide by the decision of a single arbitrator.

                         a. The two parties will name the single arbitrator within thirty days of their mutual agreement to use a single arbitrator.

                         b. Under a three-member Panel of Arbitration, each of the two parties will appoint an arbitrator. The arbitrators must be appointed within thirty days after receipt of the written notice initiating arbitration.

                         c. An arbitrator must be an active or retired executive from the life insurance industry. Each arbitrator must be knowledgeable about life insurance and life reinsurance and the aspect thereof that is the basis of the dispute or difference of opinion.

                         d. Within thirty days after the second of the appointments is made, the two arbitrators will appoint a third arbitrator. If the two arbitrators cannot agree on a third arbitrator within such time, the two arbitrators will obtain a list of at least five qualified and available arbitrators from the


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                         American Arbitration Association (AAA) or its successor
                         organization. Within fifteen days, the two appointed arbitrators will select the third arbitrator from the list. If mutual agreement is again not reached within the prescribed time, the AAA will appoint the third arbitrator as soon as possible.

                    4. The Panel of Arbitration will not be bound by formal rules of legal procedure and will regard this agreement in accordance with equity and the customary practices of the life insurance and life reinsurance industries rather than from a strict interpretation of the law.

                    5. The Panel of Arbitration will decide the issue by majority vote and render a written decision within sixty days after completion of the Panel of Arbitration unless [ ] and the Ceding Company both agree to extend the period of deliberation. The arbitration proceedings will be held in Hartford, Connecticut. The decision of the Panel of Arbitration will be accepted by [ ] and the Ceding Company without right of appeal.

                    6. Expenses of the individually selected arbitrators will be the responsibility of the appointing party. The expenses of the single or third arbitrator and all other costs of arbitration, including any fees due the American Arbitration Association, will be shared
                         equally by [      ] and the Ceding Company.

ARTICLE XVI              PARTIES TO AGREEMENT; ENTIRE AGREEMENT

                    1. This is an agreement solely between the Ceding Company and [ ]. [ ]'s acceptance of reinsurance hereunder will not create any right or legal relationship whatsoever between [ ] and the insured or beneficiary under any policy that may be reinsured hereunder.

                    2. This agreement represents the entire agreement between [ ] and the Ceding Company concerning the business reinsured hereunder. There are no understandings between [ ] and the Ceding Company other than as expressed in this agreement.

                    3. Any change or modification of this agreement will be null and void unless made by an amendment to the
                         agreement  and signed by both  [      ]  and the Ceding
                         Company.

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


ARTICLE XVII             DURATION OF AGREEMENT; TERMINATION

                    1. The duration of this agreement will be unlimited. However, either party to this agreement may terminate it at any time, for new business only, by giving ninety days' notice in writing to the other party. [ ] will continue to accept reinsurance during the ninety day period and will remain liable on all reinsurance already placed in force under the terms of this agreement until such contracts are terminated between the original insured and the Ceding Company.

                    2. The payment of reinsurance premiums will be a condition precedent to the liability of [ ]. In the event reinsurance premiums are not paid when due, [ ] will have the right to terminate all reinsurance coverage of those policies on which reinsurance premiums are in arrears. If [ ] elects to exercise this right of termination, it will give the Ceding Company thirty days' written notice of its intention to terminate said reinsurance. The Ceding Company will have until the end of the thirty-day period to pay all premiums that are in arrears. Otherwise, at the end of the thirty-day period, [ ] will be relieved of all liability for any policies on which premiums are in arrears, including any that came to be in arrears during the thirty-day period. The reinsurance of policies on which reinsurance premiums subsequently become due will automatically terminate on the dates those premiums become due, unless the reinsurance premiums on those policies are paid when due. Terminated reinsurance may be reinstated, subject to [ ]'s approval, within thirty days of the date of termination, upon payment of all reinsurance premiums in arrears. [ ] will have no liability for any claims incurred between the date of termination and the date of reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice [ ]'s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the thirty days' notice.


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


ARTICLE XVIII            EFFECTIVE DATE; EXECUTION

                         The said The Travelers Insurance Company and Travelers Life and Annuity Company, Hartford, Connecticut, and the said [ ] Reassurance Company, [ ], declare that this agreement and all its terms will be effective as of April 5, 1999, and will apply to all eligible policies applied for on and after such date, even though such policies may have been backdated for up to six months to save age. In witness whereof they have by their officers executed and delivered this agreement in duplicate.



                                        THE TRAVELERS INSURANCE COMPANY



                                        By______________________________________

                                        Title:

Attest_________________________________ Date____________________________________



                                        TRAVELERS LIFE AND ANNUITY COMPANY


                                        By______________________________________

                                        Title:

Attest_________________________________ Date____________________________________



                                        [    ] REASSURANCE COMPANY


                                        By______________________________________

                                        Title:

Attest_________________________________ Date____________________________________



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